EXHIBIT 4.1
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                      FORM OF CONVERTIBLE PROMISSORY NOTES
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Houston, Texas

FOR VALUE RECEIVED, ATSI, Inc., a Nevada Corporation (Maker), promises to pay to RECAP MARKETING & CONSULTING LLP (Holder) the principal sum of [amount] with
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interest from date at the rate of twelve percent (12%), per year, until applied to warrants converted under a separate agreement. Holder or Maker has the right to convert the Principal at the price per share (rate) identified in Exhibit 4.1 of the Consulting Agreement ("Conversion"). Such Conversion shall occur only after approval of a reverse split, and authorization by the SEC of the Maker, and approval by the Board of Directors, which shall not be unreasonably withheld.

Principal is payable in lawful money, or stock if converted, of the United States of America at 12000 Westheimer, Suite 340, Houston, Texas 77077, or at such place as may later be designated by written notice from the Holder to the Maker hereof, on the date and in the manner following:

All principal and accrued interest is due on or before twelve (12) months from the date the principal amount is received.

This  Note is not secured, other than by conversion of warrants to common stock.

Both parties understand that the amount or value above does not exceed the maximum interest allowed by law, under the statutes of the state of Texas, and acknowledge that the terms are reasonable given the nature of the loan.

                              ATSI, Inc.
                              a Nevada Corporation
                              By:      /s/  Arthur L. Smith
                                       --------------------
                              Arthur L. Smith
                              Its President and Chief Executive Officer

Amount:  $25,000     Received  on:  AUGUST  23,  2004
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Amount:  $25,000     Received  on:  AUGUST  30,  2004
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Amount:  $25,000     Received  on:  SEPTEMBER  15,  2004
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Amount:  $150,000    Received  on:  SEPTEMBER  20,  2004
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Amount:  $25,000     Received  on:  OCTOBER  08,  2004
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Amount:  $25,000     Received  on:  OCTOBER  12,  2004
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Amount:  $10,000     Received  on:  OCTOBER  15,  2004
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Amount:  $15,000     Received  on:  OCTOBER  25,  2004
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